UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________
FORM 8-K
_______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2015
_______________________
Phillips Edison Grocery Center REIT I, Inc.
(Exact name of registrant as specified in its charter)
_______________________

Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11501 Northlake Drive
Cincinnati, Ohio 45249
(Address of principal executive offices, including zip code)

(513) 554-1110
(Registrant’s telephone number, including area code)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
A letter to be sent to the stockholders of Phillips Edison Grocery Center REIT I, Inc. (the “Company”) regarding its estimated value per share and other information is attached as Exhibit 99.2 to this Current Report on Form 8-K.
The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.2 are furnished to the Securities and Exchange Commission (“SEC”), and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Act, regardless of any general incorporation language in such filing.
Item 8.01 Other Events.
Valuation Overview
On August 24, 2015, the Company’s Board of Directors established an estimated value per share of the Company’s common stock of $10.20 based substantially on the estimated market value of the Company’s portfolio of 147 real estate properties in various geographic locations in the United States (the “Portfolio”) as of July 31, 2015. There have been no material changes between July 31, 2015, and the date of this filing that would impact the overall estimated value per share. The Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s public offering in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”).
The Company engaged KPMG LLP (“KPMG”) to estimate the fair value range of the Portfolio. KPMG prepared a valuation report (the “Valuation Report”) that provided an estimated fair value range of the Portfolio of $2.61 billion to $2.72 billion as of July 31, 2015. In order to arrive at an estimated value per share, the Company’s advisor, Phillips Edison NTR LLC (the “Advisor”), (1) considered the estimated fair value range of the Portfolio indicated by KPMG’s Valuation Report, and then, based on the Company’s balance sheet as of July 31, 2015, (2) added cash and cash equivalents of $10.5 million, (3) deducted mortgages and loans payable of $746.4 million, and (4) divided that amount by the 187.8 million outstanding shares of the Company’s common stock and vested Class B units of the Company’s operating partnership. These calculations produced an estimated value per share in the range of $9.98 to $10.57 as of July 31, 2015. The Board of Directors ultimately approved $10.20 as the estimated value per share of the Company’s common stock.
The following table summarizes the components of the estimated value per share of the Company’s common stock as of July 31, 2015 (in millions, except per share amounts):

	Low	High
Estimated Fair Value of Portfolio	$2,610.0	$2,720.0
Cash and Cash Equivalents	10.5	10.5
Mortgages and Loans Payable	(746.40)	(746.40)
	$1,874.1	$1,984.1

Common Stock and Vested Class B Units	187.8	187.8

Estimated Value Per Share	$9.98	$10.57

As with any valuation methodology, the methodologies used are based upon a number of assumptions and estimates that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. These limitations are discussed further under “Limitations of Estimated Value per Share” below.
Valuation Methodology
The Company’s goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what the Company deems to be appropriate valuation and appraisal methodologies and assumptions. The following is a summary of the valuation methodologies and components used to calculate the estimated value per share.
Real Estate Portfolio
Independent Valuation Firm
KPMG was recommended by the Advisor to the Conflicts Committee to provide independent valuation services. The Conflicts Committee approved the engagement of KPMG for those services. KPMG is a leading professional services firm that has assembled a seasoned valuation team with prior relevant valuation experience that is not affiliated with the Company or the Advisor. KPMG had not performed a valuation of the Portfolio in the past; however, it previously provided consulting services to the Conflicts Committee related to the Portfolio for which it received usual and customary compensation. KPMG may be engaged to provide professional services to the Company in the future. The KPMG personnel who prepared the valuation have no present or prospective interest or bias in the Portfolio and no personal interest with the Company or the Advisor.
The compensation KPMG received for its valuation of the Company’s Portfolio was based on the scope of work and was not contingent on an action or event resulting from analyses, opinions, or conclusions in its Valuation Report or from its use. In addition, KPMG’s compensation for completing the valuation of the Portfolio was not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the Company, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of its Valuation Report. KPMG was responsible for providing an estimated fair value of the Portfolio for the Company, however, KPMG was not responsible for, did not calculate, and did not participate in the determination of the estimated value of the Company or the estimated value per share of the Company’s common stock. The Company has agreed to indemnify KPMG against certain liabilities arising out of this engagement.
KPMG’s analyses, opinions, or conclusions were developed and the Valuation Report was prepared, in conformity with the Uniform Standards of Professional Appraisal Practice. The Valuation Report was reviewed, approved and signed by individuals with the professional designation of MAI (Member of the Appraisal Institute). The use of the Valuation Report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. The standard of value that KPMG used in preparing the Valuation Report is defined under the Financial Accounting Standards Board’s Accounting Standard Codification Topic 820, Fair Value Measurements and Disclosures, as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a measurement date. In preparing the Valuation Report, KPMG did not solicit third-party indications of interest in the Portfolio.
KPMG collected and reviewed information for the Portfolio including: location, building size, tenancy, and acquisition details for each of the Company’s properties. Market data and valuation benchmarks were researched and analyzed and interviews were conducted with the Advisor’s personnel familiar with the Portfolio. Estimates of fair value were based on KPMG’s analysis as supported by the data it deemed most reliable and appropriate.
In preparing the Valuation Report, KMPG relied upon the accuracy and completeness of data, material and other information supplied to it by the Company and the Advisor regarding the Portfolio. For example, the Company and the Advisor provided information regarding physical occupancies, year built/renovated, gross leasable area, prior acquisitions by the Company, business model information, operating expenses and contractual revenues. KPMG assumed the retail sales and operating figures were consistent with the Company’s expectations. KPMG did not independently verify the physical and legal characteristics of the Portfolio nor did it make personal inspections. KPMG’s review also assumed that there were no adverse environmental conditions or toxic materials that might adversely impact the value of the Portfolio. KPMG’s Valuation Report was prepared using the special limiting condition that there was a portfolio premium. The portfolio premium assumes that a buyer will pay more for the aggregation of a large collection of individual properties as compared to pricing on an individual property basis. The Valuation Report contains other assumptions, qualifications and limitations that qualify the analysis, opinions and conclusions set forth therein. Furthermore, the prices at which the Company’s real estate properties may actually be sold could differ from their appraised values.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to the Valuation Report.
Real Estate Valuation
KPMG estimated the fair value of the Portfolio as of July 31, 2015, using various methodologies. Generally accepted valuation practice suggests assets may be valued using a range of methodologies, which can be broadly classified into three general approaches: the income approach, the sales comparison approach, and the cost approach. In completing its work, KPMG principally focused on the income and sales comparison approaches to value. The income approach was the primary valuation method and the sales comparison approach was utilized to validate the findings. The cost approach was considered but not utilized because the Portfolio consists of income producing assets. The scope of the analysis included: the application of a capitalization rate and a consistent portfolio premium to each property; a discounted cash flow (“DCF”) approach for the Portfolio in its entirety; a sales comparison approach on the Portfolio based on net operating income (“NOI”) per square foot tiers (“NOI Tiers”); and research regarding comparable portfolio transactions, market portfolio premiums, individual property transactions and third party market reports.
KPMG applied a portfolio premium in its analysis. A portfolio premium indicates that a buyer will pay more for the aggregation of a large portfolio as compared to individual properties. According to KPMG’s research, the value of the Portfolio exceeds the aggregate individual property values due to the following benefits: (1) the magnitude of the Portfolio coupled with the investment appetite of institutional buyers; (2) the concentrated Portfolio product type (e.g. grocery-anchored) tends to be very marketable and generally easier to finance with long-term debt; (3) the time associated with accumulation of the Portfolio through individual acquisitions; and (4) the increased cash flows that result from operating efficiencies, synergies of management, and cost savings on fees such as legal and brokerage fees. KPMG performed research regarding historical quantitative data and market observations in determining to apply a 75 basis point adjustment to the stabilized capitalization rate to account for the portfolio premium.
Under the income approach, KPMG performed a direct capitalization analysis. For each property, KPMG capitalized the projected stabilized NOI with a market-derived capitalization rate, inclusive of the portfolio premium. KPMG also performed a discounted cash flow analysis under the income approach based on the Advisor’s projected Portfolio level cash flow. KPMG reviewed third party industry benchmarks to estimate the discount and terminal capitalization rates.
Under the sales comparison approach, KPMG performed a tier analysis by researching comparable transactions and classifying the comparable transactions into various NOI Tiers. KPMG then computed the average price per square foot value of the sales comparables under each NOI Tier. The implied value indication for the Portfolio was computed as the product of the average price per square foot of the comparable set in each NOI Tier and the total area of the properties under the respective NOI Tier. KPMG calculated the implied going-in capitalization rate from the aforementioned analysis based on the aggregate NOI from the direct capitalization approach and applied the portfolio premium. The portfolio premium adjusted going-in capitalization rate was then reapplied to the aggregate NOI estimate to arrive at the implied Portfolio fair value. In addition, KPMG performed a regression analysis under the sales comparison approach. Based on the sales comparables obtained for each of the properties, KPMG computed the implied NOI per square foot of all the relevant sales comparables. KPMG performed the regression analysis using the NOI per square foot and sale price per square foot of the comparables. Using the sales comparable data set, a trend line and a regression equation was derived.
The following summarizes the range of implied capitalization rates, which reflect a portfolio premium, that were used to arrive at the estimated value of the Company’s Portfolio:

	Implied Capitalization Rate	Estimated Portfolio Value
Income Approach
Direct Capitalization	6.06%	$2,720,000,000
Portfolio-Level DCF	6.40%	$2,610,000,000

Sales Comparison Approach
Tier Analysis	6.15%	$2,680,000,000
Regression Analysis	6.06%	$2,720,000,000

KPMG used its valuation analysis to conclude that the estimated fair value range of the Portfolio as of July 31, 2015, was in the range of $2.61 billion to $2.72 billion.
Sensitivity Analysis
While the Company believes that KPMG’s assumptions and inputs are reasonable, a change in these assumptions would impact the calculations of the estimated value of the Portfolio (under the Income Approach Direct Capitalization and Portfolio-Level DCF). Assuming all other factors remained unchanged:

•	A decrease in capitalization rates of 25 basis points would increase the estimated fair value range of the Portfolio by approximately $120.0 million under the direct capitalization method.

•	An increase in capitalization rates of 25 basis points would decrease the estimated fair value range of the Portfolio by approximately $110.0 million under the direct capitalization method.

•	A decrease in the discount rates of 25 basis points would increase the estimated fair value range of the Portfolio by approximately $20.0 million under the Portfolio-Level DCF method.

•	An increase in the discount rates of 25 basis points would decrease the estimated fair value range of the Portfolio by approximately $10.0 million under the Portfolio-Level DCF method.

This sensitivity analysis is only hypothetical to illustrate possible results if only one change in assumptions was made, with all other factors held constant. Further, each of these assumptions could change by more than 25 basis points.
Cash and Cash Equivalents and Mortgages and Loans Payable
The Company’s management used a balance sheet as of July 31, 2015, to determine the amount of its cash and cash equivalents ($10.5 million) and mortgages and loans payable ($746.4 million). The Company considers the carrying value of its cash and cash equivalents to approximate fair value because of the short period of time between origination of the instruments and their expected realization. The Company estimates the fair value of its debt by discounting the future cash flows of each instrument at rates currently offered for similar debt instruments of comparable maturities by its lenders. The discount rate used approximates current lending rates for loans or groups of loans with similar maturities and credit quality, assuming the debt is outstanding through maturity and considering the debt’s collateral (if applicable). The Company has utilized market information, as available, or present value techniques to estimate these amounts.

Common Stock and Vested Class B Units
In determining the estimated value per share of the Company’s common stock, the Company took into consideration the total number of shares of its common stock outstanding and vested Class B units of the Company’s operating partnership as of July 31, 2015. The number of shares of common stock outstanding on that date was approximately 185.0 million. The Company has entered into advisory agreements and a partnership agreement pursuant to which the Company’s operating partnership issues units of limited partnership that are designated as Class B units in exchange for asset management services. The vesting of the Class B units is contingent upon a market condition and a service condition. Subject to the terms of the partnership agreement of the operating partnership, vested Class B units will convert to operating partnership units when the economic capital account balance attributable to those Class B units is equal to the operating partnership unit economic balance. Upon conversion, such operating partnership units may be exchanged at the election of the holder for cash or, at the option of the operating partnership, for shares of the Company’s common stock. As of July 31, 2015, there were approximately 2.8 million vested Class B units outstanding.
Role of the Conflicts Committee and the Board of Directors
The Conflicts Committee is composed of all of the Company’s independent directors. It is responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Company’s estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The Conflicts Committee approved the Company’s engagement of KPMG to provide an estimation of the fair value range of the Portfolio as of July 31, 2015. The Conflicts Committee received a copy of the Valuation Report and discussed the report with representatives of KPMG. The Valuation Report provided an estimated fair value range of the Portfolio of $2.61 billion to $2.72 billion as of July 31, 2015. Senior management of the Advisor also discussed with the Conflicts Committee its methodology and calculations in order to determine the range of the estimated value per share of $9.98 to $10.57. The Advisor recommended to the Conflicts Committee that $10.20 per share be approved as the estimated value per share of the Company’s common stock. The Conflicts Committee discussed the rationale for this value with the Advisor.
Following the Conflicts Committee’s receipt and review of the Valuation Report, the recommendation of the Advisor, and in light of other factors considered by the Conflicts Committee and its own extensive knowledge of the Company’s assets and liabilities, the Conflicts Committee concluded that the range in estimated value per share of $9.98 and $10.57 was appropriate. The Conflicts Committee then recommended to the Company’s Board of Directors that it select $10.20 as the estimated value per share of the Company’s common stock. The Company’s Board of Directors unanimously agreed to accept the recommendation of the Conflicts Committee and approved $10.20 as the estimated value per share of the Company’s common stock as of July 31, 2015, which determination was ultimately and solely the responsibility of the Board of Directors.
Limitations of Estimated Value per Share
The Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s public offering in meeting their customer account statement reporting obligations. The Company expects that the estimated value per share set forth above will first appear on its August 2015 customer account statements that will be mailed in September 2015. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and this difference could be significant. The estimated value per share is not audited and does not represent a determination of the fair value of the Company’s assets or liabilities based on U.S. generally accepted accounting principles (GAAP), nor does it represent a liquidation value of the Company’s assets and liabilities or the amount at which the Company’s shares of common stock would trade on a national securities exchange.

Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at the estimated value per share;

•
a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	a third party would offer the estimated value per share in an arm’s-length transaction to purchase all or substantially all of the Company’s shares of common stock;

•	another independent third-party appraiser or third-party valuation firm would agree with the Company’s estimated value per share; or

•	the methodology used to calculate the Company’s estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.

Further, the estimated value per share as of July 31, 2015 is based on the estimated value of the Company’s Portfolio, cash and cash equivalents, and mortgages and loans payable as of July 31, 2015. The Company did not make any adjustments to the valuation for the impact of other transactions occurring subsequent to July 31, 2015, including, but not limited to, (1) the issuance of common stock under the dividend reinvestment plan, (2) net operating income earned and dividends declared, (3) the repurchase of shares and (4) changes in leases, tenancy or other business or operational changes. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Portfolio, the management of those assets and changes in the real estate and finance markets. Because of, among other factors, the Company’s high concentration of the Company’s total assets in real estate and the number of shares of the Company’s common stock outstanding, changes in the value of individual assets in the Portfolio or changes in valuation assumptions could have a very significant impact on the value of the Company’s shares. The estimated value per share reflects a real estate portfolio premium as opposed to the sum of the individual property values; however, it does not reflect a discount for the fact that the Company is externally managed. The estimated value per share also does not take into account any disposition costs or fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations or the impact of restrictions on the assumption of debt.
Amended and Restated Dividend Reinvestment Plan
In accordance with its Amended and Restated Dividend Reinvestment Plan (“DRIP”), because the Company has established an estimated value per share that is not based on a public offering price of its common stock, participants in the DRIP will acquire shares of common stock at a price equal to the estimated value per share of $10.20 beginning with the next DRIP purchase date in September 2015.
As provided under the DRIP, a participant may terminate participation at any time by delivering a written notice to the Company. To be effective for any distribution, such notice must be received by the Company at least ten business days prior to the last day of the month to which the distribution relates. Any notice of termination should be sent by facsimile to (877) 894-1127 or by mail to Phillips Edison Grocery Center REIT I, Inc., P.O. Box 219912, Kansas City, MO 64121-9912.
Amended Share Repurchase Program
In accordance with the Company’s Amended Share Repurchase Program (the “SRP”), because the Company has established an estimated value per share that is not based on a public offering price of its common stock, the repurchase price per share for all stockholders is now equal to the estimated value per share of $10.20, subject to the terms and limitations contained in the SRP. As provided under the SRP, the Company will repurchase shares on the last business day of each month. For a stockholder’s shares to be eligible for repurchase the Company must receive a written repurchase request at least five business days before the repurchase date. As provided under the SRP, the maximum amount of common stock that may be repurchased during any calendar year is limited to, among other things, the lesser of 5% of the weighted-average number of shares outstanding during the prior calendar year and the proceeds from the DRIP during the preceding four fiscal quarters.
Forward-looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the estimated values of the Portfolio and the Company’s shares of common stock, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Actual results may differ materially from those contemplated by such forward-looking statements. The appraisal methodology for the Company’s real estate properties assumes that investors would be willing to invest in the Portfolio at similar capitalization rates and that investors would be willing to pay a portfolio premium. Though the estimates of the fair market value of the real estate properties are KPMG’s best estimates, the Company can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the Company’s real estate properties and the estimated value per share. These statements also depend on factors such as: Economic and regulatory changes that impact the real estate market generally may decrease the value of the Company’s investments and weaken its operating results; the Company depends on its tenants for revenue, and, accordingly, its revenue and its ability to make distributions to its stockholders is dependent upon the success and economic viability of its tenants; and other risks identified in Part I, Item IA of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, as updated by the Company’s subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2015 and June 30, 2015, both as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description of Exhibit
99.1	Consent of KPMG LLP
99.2	Letter to Stockholders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON GROCERY CENTER REIT I, INC.

Date: August 25, 2015	By:	/s/ Devin I. Murphy
Devin I. Murphy
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Consent of KPMG LLP
99.2	Letter to Stockholders